Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

As of 12/31/2011

($000’s)

12/31/2011

Assets

Cash and Balances Due From $13,960,499

Depository Institutions

Securities 69,485,200

Federal Funds 11,887

Loans & Lease Financing Receivables 204,182,862

Fixed Assets 5,472,961

Intangible Assets 12,446,662

Other Assets 24,910,739

Total Assets $330,470,810

Liabilities

Deposits $236,091,541

Fed Funds 7,936,151

Treasury Demand Notes 0

Trading Liabilities 377,634

Other Borrowed Money 34,507,710

Acceptances 0

Subordinated Notes and Debentures 5,945,617

Other Liabilities 10,944,902

Total Liabilities $295,803,555

Equity

Minority Interest in Subsidiaries $1,926,211

Common and Preferred Stock 18,200

Surplus 14,133,323

Undivided Profits 18,589,521

Total Equity Capital $34,667,255

Total Liabilities and Equity Capital $330,470,810